UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

LANNETT COMPANY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This material supplements the definitive proxy statement filed by Lannett Company, Inc. (the “Company”) with the Securities and Exchange Commission on December 10, 2018 (the “Proxy Statement”) relating to the Annual Meeting of Stockholders of the Company (the “Annual Meeting”), to be held at 9:00 a.m., EST, on January 23, 2019 at the Wyndham Grand Jupiter at Harbourside Place, 122 Soundings Avenue, Jupiter, Florida 33477.

Set forth below is a revised description of the business experience and directorships held by Patrick G. LePore, the Chairman of the Board of Directors of the Company and a nominee for director at the Annual Meeting.

Patrick G. LePore was appointed as a Director of the Company in July 2017.  On July 1, 2018, Mr. LePore succeeded Mr. Farber as Chairman of the Board of Directors.  Mr. LePore served as Chairman, Chief Executive Officer and President of Par Pharmaceuticals, Inc., until the company’s acquisition by private equity investor TPG in 2012.  He remained as chairman of the new company where he led the sale of the company to Endo Pharmaceuticals.  Mr. LePore began his career with Hoffmann LaRoche.  Later, he founded Boron LePore and Associates, a medical communications company, which he took public and was eventually sold to Cardinal Health.  He is a member of the board of directors of PharMerica, Vice Chair of the Board of Directors of Matinas BioPharma Holdings, Inc., and is a trustee of Villanova University.  Mr. LePore earned his bachelor’s degree from Villanova University and Master of Business Administration from Fairleigh Dickinson University.

All information set forth in the Proxy Statement, as supplemented by the information above, remains accurate in all material respects and should be considered in casting your vote by proxy or at the Annual Meeting.

The date of this material is December 21, 2018